Exhibit 17.1
Joseph C. Passalaqua

September 14, 2018

Board of Directors
Plantation Corp.

Gentlemen:

I hereby resign my positions as Executive Vice-president and Director of the Company.

This resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Sincerely,

                                                                                                                                /s/ Joseph C. Passalaqa
                                                                                                                                 Joseph C.  Passalaqua